EXHIBIT 99.1

PRESS RELEASE ISSUED AUGUST 4, 2006

☐NEWS☐

FOR IMMEDIATE RELEASE: August 4, 2006

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Sr. Vice President/GM
Galaxy Energy	Warren Laird, Senior Account Executive
(360) 945-0395	CTA Public Relations, Inc.
(800) 574-4294	(303) 665-4200

Galaxy Energy Regains Compliance with Amex’s Continued Listing Standards

Denver, CO. August 4, 2006. Galaxy Energy Corporation (Amex: GAX) has received a letter from the American Stock Exchange (“Amex”) which indicates that Galaxy has resolved the continued listing deficiency referenced in an April 25, 2006 notice to the Company. Amex’s finding was based on a review of Galaxy’s Form 8-K filings from April 26, 2006, and June 26, 2006. As is the case for all Amex listed issuers, Galaxy’s continued listing eligibility will continue to be assessed on an ongoing basis.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, is focusing on acquiring and developing coalbed methane in the Powder River Basin of Wyoming and other unconventional natural gas properties in the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. The Company conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the Company's filings with the United States Securities and Exchange

Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, http://www.galaxyenergy.com/ or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Public Relations at (303) 665-4200, Tina Cameron, Renmark Financial Communications at (514) 939-3989 or Kathleen Heaney (203) 803-3585 of Integrated Corporate Relations.

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